EXHIBIT 10.40

FIRST AMENDMENT TO AMENDED AND RESTATED EMPLOYMENT AGREEMENT
This First Amendment (the “Amendment”) to the Amended and Restated Employment Agreement dated May 5, 2017 (the “Agreement”) by and between Everi Payments Inc., a Delaware corporation (the “Company”) and wholly owned subsidiary of Everi Holdings Inc., a Delaware corporation (“Everi Holdings”), and Michael Rumbolz (the “Executive”) is made as of February 1, 2019 (the “Effective Date”).
R E C I T A L S

A.
The Company and Executive desire to assurance of the association and services of Executive in order to retain Executive’s experience, skills, abilities, background and knowledge, and are willing to engage Executive’s continued services on the terms and conditions set forth in this Agreement.

B.
The Company has entered into the Agreement with Executive to serve as President and Chief Executive Officer of the Company through the Employment Period, which is currently due to expire on May 4, 2019.

C.
The Company desires to amend Agreement to reflect the extension of the Employment Period through January 31, 2021 on the terms and conditions set forth in this Amendment and Executive is willing to continue employment on the terms and conditions set forth in this Amendment.

D.	The Company and Executive (together, the “Parties”) wish to enter into the Amendment.
AMENDMENT
NOW, THEREFORE, based on the foregoing recitals and in consideration of the commitments set forth below, the Parties agree as follows:
1. Definitions and Interpretation. Except as otherwise provided herein, capitalized terms used in this Amendment shall have the definitions set forth in the Agreement amended hereby.
2. Terms of the Agreement. Except as expressly modified hereby, all terms, conditions and provisions of the Agreement shall continue in full force and effect.
3. Conflicting Terms. In the event of any inconsistency or conflict between the Agreement and this Amendment, or the applicable form of agreement of any Equity Awards, including the Restricted Stock Agreement, and this Amendment, the terms and conditions of this Amendment shall govern and control.
4. Entire Agreement. This Amendment and the Agreement constitute the entire and exclusive agreement between the Parties with respect to the subject matter hereof. All previous discussions and agreements with respect to the subject matter are superseded by the Agreement and this Amendment. This Amendment may be executed in one or more counterparts, each of which shall be an original and all of which taken together shall constitute one and the same instrument.
5. Consideration. In consideration of (i) the Board’s grant to Executive, as of the Effective Date, a restricted stock award of 50,000 shares of Everi Holding’s common stock pursuant the Notice of Grant of Restricted Stock in substantially the form attached hereto as Exhibit A (the “Grant”) and the Plan, and (ii) the terms set forth in Sections 6.c. and 6.d below ((i) and (ii), collectively, the “Consideration”), Executive agrees to the terms and conditions of this Amendment, including specifically without limitation, the amendments set forth in Sections 6.a. and 6.b. below.

6. Amendments.
a.     Section 1: The phrase “, an “officer” for purpose of the Company’s compliance with Section 16 of the Securities Exchange Act of 1934, and a “Section 16 Officer” for purposes of the Company’s Incentive Compensation Clawback Policy, as may be amended from time to time” is inserted in its entirety at the end of the last sentence of Section 1, such that the amended sentence reads as follows:
“Executive shall be deemed an “Executive Officer” for purposes of indemnification by the Company pursuant to Article XI of the Company’s bylaws, an “officer” for purpose of the Company’s compliance with Section 16 of the Securities Exchange Act of 1934 (the “Exchange Act”), and a “Section 16 Officer” for purposes of the Company’s Incentive Compensation Clawback Policy, as may be amended from time to time.
b. Section 3: Section 3 is deleted in its entirety and replaced by the following:
“This Agreement shall be effective for a term commencing on the Effective Date and, subject to termination under Section 4, expiring on January 31, 2021 (the “Employment Period”). Notwithstanding the previous sentence, this Agreement, the Employment Period and the employment of the Executive hereunder shall be automatically extended for successive one-year periods upon the terms and conditions set forth herein, with the next such automatic extension occurring on February 1, 2022, and on each February 1 thereafter, unless the Company or Executive gives the other party written notice (in accordance with Section 16) within the 180 day-period prior to January 31, 2021 (or the relevant December 31 thereafter, as applicable) of such party’s intention that the Employment Period shall expire at the close of business on the last day of the then current Employment Period, whereupon, unless earlier terminated in accordance with the provisions of this Agreement, the Employment Period shall expire and this Agreement shall cease to have any further force or effect in respect of any period thereafter. Executive’s last day of employment shall be the “Termination Date” under this Agreement. For purposes of this Agreement, any reference to the “term” of this Agreement or Executive’s employment with the Company shall include the original term and any extension thereof. In the event that the Company gives Executive written notice of the Company’s intention that the Employment Period shall expire at the close of business on the last day of the then current Employment Period, the parties agree that all of the Company’s duties and obligations under this Agreement shall cease as of the Termination Date and the Company shall pay Executive only the following:  all base salary earned through the Termination Date and all amounts and benefits earned or incurred pursuant to Section 2.3 through the Termination Date. Notwithstanding the foregoing, nothing in this provision shall obligate the Company to extend the Employment Period or enter into a new agreement with Executive.”
c.     Section 4.4: The phrase “(y) the month in which he attains age 65,” is hereby deleted in its entirety and replaced by the phrase “(y) the month of expiration of the Term,”, such that the revised sentence reads as follows:
“In addition, the Company will provide Executive, through the earliest of (x) the month in which he dies, (y) the month of expiration of the Term, and (z) the first month following the Termination Date in which Executive is able to work in a senior executive capacity (with or without reasonable accommodation), and no less frequently than monthly, periodic disability payments at an annual rate equal to 60% of Executive’s base salary as of the Termination Date, in each case offset by the amount of periodic disability benefits provided (other than benefits attributable to his own contributions) under any disability insurance plan or program of the Company or their affiliates.”
d.     Section 8: The phrase “two (2) years” is hereby deleted in its entirety and replaced by the phrase “one (1) year,” such that the revised sentence reads as follows:
“For a period of one (1) year following the termination of Executive’s employment hereunder for any reason, Executive shall not, without the prior written consent of the Company, directly or indirectly, as a sole proprietor, member of a partnership, stockholder or investor, officer or director of a corporation, or as an executive, associate, consultant, employee, independent contractor or agent of any person, partnership, corporation or other business organization or entity other than the Company solicit or endeavor to entice away from the Company any person or entity who is, or, during the then most recent three-month period, was, employed by, or had served as an agent or key consultant of the Company, provided, however, that Executive shall not be prohibited from receiving and responding to unsolicited requests for employment or career advice from the Company’s employees.”

IN WITNESS WHEREOF, each of the undersigned has executed this Agreement as of the date first set forth above.

EVERI PAYMENTS INC.		EXECUTIVE

By:	/s/ E. Miles Kilburn	/s/ Michael D. Rumbolz
	E. Miles Kilburn	Michael D. Rumbolz
Chairman of the Board of Directors

EXHIBIT A
EVERI HOLDINGS INC.
NOTICE OF GRANT OF RESTRICTED STOCK UNITS
(Time-Based)
Everi Holdings Inc. (the “Company”) has granted to the Participant an award (the “Award”) of certain units pursuant to the Everi Holdings Inc. 2014 Equity Incentive Plan (the “Plan”), each of which represents the right to receive on the applicable Settlement Date one (1) share of Stock, as follows:

Participant:	Michael Rumbolz	Award Number:	XXXXX
Date of Grant:	February 1, 2019
Total Number of Units:	50,000, subject to adjustment as provided by the Restricted Stock Units Agreement.
Vesting Start Date:	February 1, 2019
Vested Units:
Subject to the acceleration of vesting as provided below under “Termination of Service” and “Change in Control,” except as provided in the Restricted Stock Units Agreement and provided that the Participant’s Service has not terminated prior to the applicable date, the number of Vested Units (disregarding any resulting fractional Unit) as of any date is determined by multiplying the Total Number of Units by the “Vested Ratio” determined as of such date, as follows:
                                                                                                               Vested Ratio
Prior to the one (1)-month anniversary of the Vesting Start Date 0
Each one (1)-month anniversary of the Vesting Start Date 1/24

Settlement Date:
Shares shall be settled and delivered (provided that such delivery is otherwise in accordance with federal and state securities laws) with respect to Vested Units as soon as practicable following the date on which a Unit becomes a Vested Unit.

Termination of Service – Death or Disability:	Upon the death or Disability of the Participant, vesting shall fully accelerate and the Vested Ratio shall be 1/1 (100%).
Termination of Service – Other than Death or Disability	If the Participant’s Service is terminated for any reason other than death or Disability, all Units that are not Vested Units shall be immediately forfeited.
Change in Control:
Upon the occurrence of a Change in Control prior to the twenty-fourth one-month anniversary of the Vesting Start Date, if (i) the Award is not assumed, continued, or substituted by the Acquiror as described in Section 13.1(b) of the Plan, or (ii) the Award is assumed, continued, or substituted by the Acquiror as described in Section 13.1(b) of the Plan and the Participant’s Service terminates as a result of Involuntary Termination (as defined in Section 13.1(a) of the Plan) within twenty four (24) months thereafter, then vesting shall fully accelerate and the Vested Ratio shall be 1/1 (100%).

Superseding Agreement:	None.

Interference with Business:
Participant acknowledges that because of Participant’s position in the Company, Participant will have access to the Company’s and its affiliates’ new and additional Proprietary Information (as defined below), including confidential information and trade secrets. Subject to clause 1(a) and 1(d) of the Participant’s Employee Proprietary Information and Inventions Agreement (“EPIIA”), Participant agrees that during Participant’s Service and for a period of 12 months after termination of Participant’s Service, Participant shall not directly or indirectly, either for Participant or for any other individual, corporation, partnership, joint venture or other entity, participate in any business (including, without limitation, any division, group, or franchise of a larger organization) anywhere in the world that engages in or that proposes to engage in any business in which the Company or any affiliate of the Company is engaged or proposes to engage in during the term of Participant’s Service. Subject to clause 1(a) and 1(d) of the EPIIA, Participant also agrees during Participant’s Service and for a period of 12 months after termination of Participant’s Service, Participant shall not directly or indirectly, either for Participant or for any other individual, corporation, partnership, joint venture or other entity, (i) divert or attempt to divert from the Company or any affiliate of the Company any business of any kind, including without limitation the solicitation of or interference with any of its customers, clients, business partners or suppliers, or (ii) solicit, induce, recruit or encourage any person employed by the Company or any affiliate of the Company to terminate his or her employment. For purposes of the foregoing, the term “participate in” shall include, without limitation, having any direct or indirect interest in any corporation, partnership, joint venture or other entity, whether as a sole proprietor, owner, stockholder, partner, joint venturer, creditor or otherwise, or rendering any direct or indirect service or assistance to any individual, corporation, partnership, joint venture and other business entity (whether as a director, officer, manager, supervisor, employee, agent, consultant or otherwise).
“Proprietary Information” means all information and any idea in whatever form, tangible or intangible, whether disclosed to or learned or developed by Participant, pertaining in any manner to the business of the Company or to the Company’s affiliates, consultants, or business associates, unless: (i) the information is or becomes publicly known through lawful means; (ii) the information was rightfully in Participant’s possession or part of Participant’s general knowledge prior to Participant’s employment by the Company; or (iii) the information is disclosed to Participant without confidential or proprietary restrictions by a third party who rightfully possesses the information (without confidential or proprietary restrictions) and did not learn of it, directly or indirectly, from the Company. Participant further understands that the Company considers the following information to be included, without limitation, in the definition of Proprietary Information: (A) schematics, techniques, employee suggestions, development tools and processes, computer printouts, computer programs, design drawings and manuals, electronic codes, formulas and improvements; (B) information about costs, profits, markets, sales, customers, prospective customers, customer contracts (including without limitation the terms and conditions of such customer contracts) and bids; (C) plans for business, marketing, future development and new product concepts; (D) customer lists, and distributor and representative lists; (E) all documents, books, papers, drawings, models, sketches, and other data of any kind and description, including electronic data recorded or retrieved by any means, that have been or will be given to the Participant by the Company (or any affiliate of it), as well as written or verbal instructions or comments; (F) any information or material not described in (A)-(E) above which relate to the Company’s inventions, technological developments, “know how”, purchasing, accounts, merchandising, or licensing; (G) employee personnel files and information about employee compensation and benefits; and (H) any information of the type described in (A)-(G) above which the Company has a legal obligation to treat as confidential, or which the Company treats as proprietary or designates as confidential, whether or not owned or developed by the Company.
Participant acknowledges that Participant’s fulfillment of the obligations contained in the section, including, but not limited to, Participant’s obligation not to interfere with the Company’s business as provided above, is necessary to protect the Proprietary Information and, consequently, to preserve the value and goodwill of the Company. Participant further acknowledges the time, geographic and scope limitations of Participant’s obligations as described above are reasonable, especially in light of the Company’s desire to protect its Proprietary Information, and that Participant will not be precluded from gainful employment if Participant is obligated not to compete with the Company during the specified period and within the specified geography.
The covenants contained herein shall be construed as a series of separate covenants, one for each state, province, country and other political subdivision. Except for geographic coverage, each such separate covenant shall be deemed identical in terms of the covenant contained herein. In the event that the scope, territory or period of time of any separate covenant is determined to be unenforceable by a court of competent jurisdiction, the court, if allowed under applicable law, shall reduce the scope, territory or period of time of that separate covenant to a level that the court deems enforceable and the remaining separate covenants, as well as all other terms and covenants in this Grant Notice, shall be valid and be enforceable to the fullest extent permitted by law. In the event that any separate covenant is found to be unenforceable in its entirety, the court, if allowed under applicable law, shall eliminate such covenant from this Grant Notice in that case and the remaining separate covenants, as well as all other terms and covenants in this Grant Notice, shall be valid and be enforceable to the fullest extent permitted by law. The covenants set forth herein are intended to be enforced to the maximum degree permitted by law.

[SIGNATURE PAGE TO FOLLOW]

By their signatures below or by electronic acceptance or authentication in a form authorized by the Company, the Company and the Participant agree that the Award is governed by this Grant Notice and by the provisions of the Restricted Stock Units Agreement and the Plan, both of which are made a part of this document. The Participant acknowledges that copies of the Plan, the Restricted Stock Units Agreement and the prospectus for the Plan are available on the Company’s internal web site and may be viewed and printed by the Participant for attachment to the Participant’s copy of this Grant Notice. The Participant represents that the Participant has read and is familiar with the provisions of the Restricted Stock Units Agreement and the Plan, and hereby accepts the Award subject to all of their terms and conditions.

EVERI HOLDINGS INC.		PARTICIPANT

By:
	E. Miles Kilburn	Signature
Chairman of the Board
Date
Address:	7250 S. Tenaya Way, Suite 100
	Las Vegas, NV 89113	Address

ATTACHMENTS:	2014 Equity Incentive Plan, as amended to the Date of Grant; Restricted Stock Units Agreement; and Plan Prospectus.